Exhibit 10.42

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is entered into on May 15, 2019 (“Effective Date”) by and between:

(1)	Covar Pharmaceuticals Incorporated, a corporation having its principal place of business located at [ ] (“Company”) on one hand; and

(2)	Aptorum Therapeutics Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands, having its business address at 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong, and its Affiliates (collectively, “Client”) on the other hand.

Client and Company shall be hereinafter respectively referred to as a “Party” and collectively referred to as “Parties”.

WHEREAS, Client is engaged in research and development of pharmaceutical products.

WHEREAS, Company is engaged in the business of providing consultancy, project management, regulatory advisory services and other related pharmaceutical research and development services; and

WHEREAS, Company and Client entered into a Service Agreement on May 15, 2017, as supplemented by certain Appointment Letter and Addendum to Service Agreement dated December 15, 2017 (collectively, “Old Service Agreement”), which expired on May 14, 2019.

WHEREAS, notwithstanding the expiration of the Old Service Agreement, the Parties intend that any existing services engaged pursuant to same shall remain unaffected and subject to the terms thereunder.

WHEREAS, the Parties wish to enter into a new service agreement to govern new services engaged by the Parties from the Effective Date.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	“Affiliates” means, with respect to either Party, an entity that is controlled by, controls, or is under common control with such Party. A list of Affiliates of the Company are set forth in Schedule 1, which may be updated from time to time.

1.2	“Services” means the services to be provided by the Company and its Subcontractors (if applicable), including but not limited to those set forth in Schedule 2, as outlined in a Work Order or otherwise authorized by the Client.

2.	SCOPE OF AGREEMENT

2.1	Client will from time to time engage Company to perform certain Services as specified in this Agreement and in individual Work Orders.

2.2	Company shall use commercially reasonable efforts to perform the Services described in any Work Order in accordance with the terms and conditions herein and to meet all obligations and deadlines described in same.

3.	WORK ORDER

3.1	The detailed information with respect to a specific project, including its specifications, schedule, budget, payment schedule, designation of key personnel and any pass-through costs obligations shall set forth in a format substantially similar to the sample work order (for non-hourly basis) set out in Schedule 3 and sample work order (for hourly-rate basis ) set out in Schedule 4 of this Agreement (each, an “Work Order”). Company hereby agrees to use commercially reasonable efforts to provide Services in accordance with Client’s written instructions and to meet all obligations identified in this Agreement and/or any Work Orders.

3.2	In the event that the terms or conditions set forth in a Work Order conflict with the terms of the Agreement itself, the terms of this Agreement shall govern, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter.

4.	STAFFING AND SUBCONTRACTING

4.1	In performing the Services, Company shall assign personnel or engage Affiliates, subcontractors or consultants (collectively, “Subcontractors”) who are adequately trained, qualified and experienced to conduct the work as specified in a Work Order.

4.2	Unless otherwise specified, Company may use Subcontractors to conduct some or all elements of a Work Order, provided that, Company must notify Client of the name of such Subcontractors and must obtain consent from the Client in advance of its use of Subcontractors. Company must also state the details (such as name, email, phone number) of any such Subcontractor used and, to the extent available, attach the relevant contract between such Subcontractor in the Work Order.

4.3	Company may perform any of its rights and obligations under this Agreement through one or more of its Subcontractors subject to prior written consent of Client. To the extent that subcontracting or delegation is permitted hereunder:

(i)	Company shall remain responsible for the work allocated to, and payment to, such Subcontractor as it selects to the same extent it would if it had done such work itself;

(ii)	Company shall require its Subcontractors to comply with the terms and conditions of this agreement, including but not limited to undertake in writing compliance of intellectual property and confidentiality of this Agreement; and

(iii)	the Subcontractor shall execute an agreement assigning all intellectual property developed in the course of performing any such work to Company consistent with Section 11 hereof.

5.	APPLICABLE STANDARDS

5.1	Company will provide the operational systems, processes and standard operating procedures to be used in performing the Services unless otherwise specified in the Work Order. All Services shall be conducted in accordance with applicable industry standards and laws.

6.	PAYMENT OF FEES
6.1	A retainer fee of USD $30,000 has been provided by the Client prior to the Effective Date of this Agreement and the retainer fee will be deducted from the last payment on a Work Order based on this Agreement. Any remaining funds, if any, will be refunded to Client.

6.2	Client shall provide payment to Company in consideration for the Services provided in each Work Order (hereinafter referred to as the “Service Fees”) in accordance with payment terms as specified in this Agreement and the Work Order. In the event that any taxes shall be added to the Services Fee, the Company must, before such taxes are incurred, notified the Client by providing it in the quotation from the Company and specified in the invoices before such taxes. Client shall have the right to reject to pay any taxes that it deems not reasonable.

6.3	The standard hourly rates for certain personnel and Subcontractors are set forth in Schedule 5 (”Hourly Rates”). The Hourly Rates under Schedule 5 may be updated from time to time upon prior written notice to the Client. The Hourly Rates set forth in the Work Order shall govern in the event that it is different than the one provided under this Agreement.

6.4	Once an hourly rate is confirmed under a Work Order, it shall apply to all hourly-rate basis services rendered under said Work Order and no Party shall unilaterally change such rates. Any increase in the Hourly Rates pursuant to Section 6.3 shall have no effect on any ongoing Work Order.

6.5	For Work Order subject to hourly-basis services, Company shall submit invoices to Client within ten (10) days after the end of each calendar month during the term of this Agreement, specifying in reasonable detail the nature and extent of the Services performed by Company for the preceding month, and the amount of expenses incurred by Company which are subject to reimbursement by Client in accordance with Section 6.9.

6.6	For Work Order subject to non-hourly services, Company and Client shall agree on the payment schedule and specify same in the Work Order.

6.7	Unless otherwise specified in applicable Work Order, Client shall provide payment to Company within thirty (30) days after the date of receipt of Company’s invoice for completed Services under the Work Order. Payments by Client shall be made by wire funds transfer into the bank account appointed by Company in accordance with the payment instruction provided in each invoice.

6.8	If Client has a good faith dispute regarding a Company invoice submitted to Client, Client may withhold payment for the disputed Services, provided that Client pays the undisputed amount and notifies Company in writing of the specific amount and nature of the dispute within thirty (30) days of Client’s receipt of Company’s invoice.

6.9	To the extent that such expenses are not already expressly included in the Service Fees, Client shall reimburse Company for all direct out-of-pocket expenses of Company actually and reasonably incurred in connection with the performance of Company’s obligations under this Agreement insofar as such expenses relate to travel expenses, third party payments and other reasonable expenses, provided that such expenses are specifically approved in advance in writing by Client.

6.10	Company shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all Services conducted by it or on its behalf (including by its Subcontractors) for the determination of all Services rendered, expenses and other data. Such records shall fully and properly reflect all work done and results achieved in the performance of the Services in sufficient detail and in good scientific manner appropriate for regulatory purposes. Client shall have the right to receive and review records maintained by Company at reasonable times and upon request to Company, and to obtain access to source documents from Company to the extent needed for regulatory purposes, such records and documents must be furnished subject to Client’s satisfaction.

6.11	Upon request by Client, Company shall prepare and submit to Client on a monthly basis a status report setting forth a summary of Company’s activities and progress during the preceding month with respect to the Services.

7.	USE OF MATERIALS

7.1	Client shall provide Company with sufficient amounts of materials and/or sample compounds (“Materials”) to conduct the Services. Company will store such Materials in accordance with the Work Order or otherwise instructed by the Client until use. Client will retain ownership of the Materials, and the Materials shall be used only for the purposes outlined in the Work Order. Any unused Materials shall be returned to Client when the Services are completed, except that Company will retain an archival sample for a duration and manner to be described within the Work Order, after which will be destroyed.

7.2	No Materials shall be provided to any third parties or used for any other purpose except as specified in a Work Order. Company agrees that the Materials will: (i) be used in accordance with all applicable national and local laws, rules and regulations; (ii) not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subject without the written consent of Client; (iii) not be reverse engineered or chemically analyzed except as expressly agreed by Client in writing.

7.3	Any Materials or related information provided to Company by Client is experimental in nature and is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

8.	CONFIDENTIALITY

8.1	“Confidential Information” in this Agreement means all information, know-how and any tangible embodiments thereof provided by or on behalf of Client to Company either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performance of this Agreement or the rendering of Services, which may include trade secrets, Data, knowledge, practices, processes, ideas, methods, operations, research plans, engineering designs and drawings, research data, research materials, manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters, relating to Client or to its present or future products, sales, suppliers, customers, employees, investors or business.

8.2	Notwithstanding the foregoing, information or know-how of Client will not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

(i)	is already known to Company, other than under an obligation of confidentiality or non-use, at the time of disclosure to Company;

(ii)	is part of the public domain, at the time of its disclosure to Company;

(iii)	become part of the public domain after its disclosure to Company through no fault of Company;

(iv)	is disclosed to Company, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to Client not to disclose such information to others; or
(v)	is or was independently discovered or developed by Company, as evidenced by its written records, without the use of Confidential Information belonging to Client.
8.3	Company acknowledges that any information labeled or designated “Confidential” at the time of their delivery or disclosure by Client to Company shall be treated as confidential and trade secrets of Client and Confidential Information of Client under this Agreement.

8.4	Company acknowledges the confidential and proprietary nature of the Confidential Information of Client and agrees that such Confidential Information of Client remains the sole, exclusive, and valuable property of Client. According, Company agrees to preserve all such Confidential Information of Client in trust and confidence not to reproduce, disclose, distribute, release, transfer, or use any of Client’s Confidential Information, except in the performance of the Services covered by and permitted in this Agreement.

8.5	Company shall not disclose or transfer any Confidential Information of Client to any third party without the prior written consent of Client. And Company shall disclose such Confidential Information of Client only to its representatives, directors, officers, employees, agents and consultants who need to know such Confidential Information in connection with the Services (hereinafter collectively referred to as its “Representatives”). Company shall take all reasonable steps to require all personnel, including its Representatives or Subcontractors assigned to perform Services in accordance with this Section 8 or carry out the terms of this Agreement to adhere to the provisions of this Section 8 and to execute an agreement substantially equivalent in form and substance to the terms of this Section 8 that is satisfactory to Client.

8.6	Company’s obligations under this Section 8 shall survive for five (5) years following the termination or the expiration of this Agreement.
8.7	Upon termination or expiration of this Agreement, Company agrees that within thirty (30) days of the termination or expiration date of this Agreement, it shall, at Client’s discretion, return or certify in writing the destruction of all documents and electronic media containing Client’s Confidential Information, including all copies thereof, except that Company may retain one copy for its legal files.

8.8	In the event that any Confidential Information is required to be disclosed by law or regulation, administrative or judicial order, Client agrees to promptly notify Company of such requirement prior to disclosure in order to allow Company to take actions it deems appropriate to exempt or protect all or part of such confidential information as permitted by applicable laws and regulations.

8.9	In the event that Company (including its Representatives) is requested in accordance with applicable law or regulation, administrative or judicial order to disclose Client’s Confidential Information, Company agrees to provide Client with prompt notice of such request so that Client will have an opportunity to limit or preclude such disclosure. Company agrees to cooperate with Client, at Client’s expense, in any lawful effort to contest the requirement of such disclosure. In the event that a protective order or other remedy is not obtained, Company may furnish only that portion of Client’s Confidential Information which Company is legally compelled to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

8.10	Company acknowledges and agrees that any breach or threatened breach of this Section 8 by Company, including, without limitation, the actual or threatened disclosure or transfer of Client’s Confidential Information, could cause Client to suffer irreparable harm, such that no remedy at law would afford protection against or appropriate compensation for, such injury. Accordingly, Company hereAby agrees that Client shall be entitled to seek an injunction and/or specific performance of Company’s obligation under this Agreement as well as such further equitable or legal relief as may be granted by a court of competent jurisdiction.

8.11	Client may include and disclose, for example, in its corporate presentations, marketing materials, due diligence related documentation to third parties, the credentials and advisory role of Company and its employees (for example, the consultants as engaged in a Work Order). On this basis, Client will seek Company’s approval prior to such inclusion.

9.	TRADING IN SECURITIES

9.1	Company acknowledges that it is aware (and that its personnel are aware or will be advised by the Company) that Confidential Information being furnished by the Company and the Deliverables from the Services under this Agreement may contain material, non-public information regarding Aptorum Group Limited, i.e., the parent company of the Client, and that the United States securities laws prohibit any person who has such material, non-public information from purchasing or selling securities of Aptorum Group Limited on the basis of such information or from communicating such Information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

10.	TERMS AND TERMINATION
10.1	Unless earlier terminated pursuant to Sections 10.2-10.4, this Agreement shall become effective as of the Effective Date and shall remain in effect for three (3) years from the Effective Date.

10.2	Client may terminate this Agreement or any Work Order with sixty (60) days’ prior written notice to Company.

10.3	In the event of a material breach of this Agreement by either Party, the non-breaching Party shall give written notice to the breaching Party requesting it to remedy such breach, and if not so remedied within thirty (30) days after receipt of such notice, the non-breaching Party may terminate this Agreement immediately. Notwithstanding the preceding sentence, in the event of a material breach because of Client’s failure to pay an undisputed amount of the Service Fee, Client shall have only fourteen (14) days from Company’s notice to cure such breach prior to Company’s exercise of its right to terminate this Agreement.

10.4	Either Party may terminate this Agreement immediately by notice to the other Party if the other Party goes bankrupt or insolvent or files for reorganization, makes an assignment for the benefit of creditors, goes into liquidation or receivership, a proceeding is commenced against it which will substantially impair its ability to perform the obligations hereunder or such Party otherwise loses legal control of its business.

10.5	Any written termination notice under Sections 10.2-10.4 shall identify whether it seeks to terminate: (i) one or more outstanding Work Order, (ii) all outstanding Work Order, or (iii) the entire Agreement (along with all outstanding Work Orders). Termination of a Work Order shall constitute a termination of such Work Order only and shall not affect this Agreement or other outstanding Work Orders. Unless otherwise provided by Client in its termination notice, Company shall immediately stop working on a Work Order and thereupon use its reasonable efforts to stop any additional costs or expenses from being incurred with respect to such Work Order.

10.6	In the event that a Work Order is not fully performed by Company, and terminated by Client without cause pursuant to Section 10.2, Client shall only pay for the portion of the Service Fees for the Services actually performed and for any non-cancelable expenses Company has incurred. Except in the case of termination for cause by the Company, upon request by Client (but not otherwise), Company shall complete such work in progress as Company shall designate, and this Agreement shall in such case be deemed extended until such work is completed and paid for.

10.7	Termination or expiration of this Agreement (by either Party) shall not affect the rights and obligations of the parties accrued prior to the effective date of termination or expiration of this Agreement.

10.8	The rights and duties under Sections 1, 8, 10.6, 10.7, 11-19 survive the termination or expiration of this Agreement.

11.	INTELLECTUAL PROPERTY; PROPERTY OWNERSHIP AND RETENTION

11.1	All Client’s Confidential Information and other information supplied to Company shall remain the sole and exclusive property of Client. Title, rights and interest in and to inventions developed solely by Client’s personnel belong to the Client.

11.2	All applicable records, Data, notes, reports, proposals, lists, correspondence, synthesized materials and other intellectual property or physical property (hereinafter collectively referred to as “Deliverables”) created, by Company and/or the Subcontractors used by Company, exclusively for Client under this Agreement are deemed to be “work for hire” and shall be the exclusive property of Client to the fullest extent permitted by law.

11.3	All employees, agents and Subcontractors of Company conducting activities under this Agreement shall, prior to commencing any such activities, have executed an agreement (a) assigning any inventions and related intellectual property rights to the Company (or its designated Affiliate).

11.4	All Deliverables and any and all intellectual property rights contained therein belong to and are exclusively vested with the Client. Client shall have the full and free right to use any and all such Deliverables in any way deemed by it to be necessary or advisable, either directly or through agents or otherwise, except as herein specifically provided. Client shall not be required to comply with Section 8 or deem any information Confidential Information of Company once such information is incorporated into Deliverables and transferred to Client.

11.5	All test data generated by Company in the course of conducting the Services and related to the Services will be Client’s property (“Data”). Any copyrightable work created, by Company and/or the Subcontractors used by Company, in connection with performance of the Services and contained in the Data will be considered “work for hire”, where published or unpublished, and all rights therein will belong to Client. Upon completion of a Service and completion of the corresponding payment of the Service Fee by Client to Company, Company hereby assigns, grants, and transfers to Client all rights, title, and interest in and to the Deliverables. Company agrees to execute any documents as may be expressly requested in writing by Client in connection with the registration of patents, copyrights, and other statutory protection for the Deliverables.

11.6	In and to the extent that any of Company’s employees would be considered a co-inventor to any patents claiming Deliverables or any inventions contained therein, then:

(i)	Company will render all necessary assistant reasonably requested by Client in preparing, applying for and prosecuting patent applications, at Clients’ cost. Company shall towards this end sign and execute its employees or other persons assigned to the performance of Services to execute any and all such assignment forms and other documents as are necessary or useful to protect the exclusive property rights of Client; and

(ii)	Where applicable and as required by applicable law, the employees of Company will be named as (co)-inventors in such patent applications submitted by Client. In any event, Client shall be the sole owner of such patents.

12.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Client that as of the Effective Date and at all times during the term of the Agreement:

12.1	This Agreement has been duly executed and delivered by, and is the legal and valid obligations upon the Company and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by the Company does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, and does not violate applicable laws.

12.2	The Company maintains and shall maintain during the term of the Agreement facilities, equipment and personnel sufficient to enable the Company to perform the Services in accordance with the Agreement.

12.3	The Company shall comply with all disclosure requirements of any regulatory authority or government authority, and are not subject to limitations or any form of enforcement or sanction or penalty imposed.

12.4	No third party shall acquire, own, or possess any right or interest in any invention (whether patentable or not), copyright, trade secret, or other proprietary right that arises out of or is made as a consequence of any Services performed by the Company pursuant to the Agreement.

12.5	The Company shall not make (directly or through an agent or its personnel) any payment, either directly or indirectly, of money or in other assets, including, but not limited to, public officials, agents or employees of a public administration, persons acting on behalf of any of the foregoing, responsible for a mission of public services or an elected office, representatives of any political party, candidates for public office, representatives of other businesses or persons acting on behalf of any of the foregoing, if such payment is for the purpose of influencing decisions or actions, with respect to the activities of Client.

12.6	The employees of the Company are regularly employed, and will be paid by the Company for their work pursuant to the terms and conditions of their employment agreement with the Company.

12.7	If the Company entrusts the performance of the Services to healthcare professionals, it shall comply with all laws and regulations applicable to its relationships with such healthcare professionals and shall ensure that such healthcare professionals shall comply with all legal and regulatory obligations applicable to them, such as, but not limited to, deontological obligations.

13.	INDEPENDENT CONTRACTOR

13.1	In all matters relating to this Agreement, Company shall be acting as an independent contractor. Neither Company nor Representatives of Company are employees, agents or partners of Client under the meaning or application of any applicable employment or insurance laws, worker’s compensation laws, agency laws, or otherwise.

13.2	Company shall assume all liabilities or obligations imposed by any one or more of such laws with respect to employees of Company in their performance of this Agreement. Neither Party shall have any authority to assume or create any obligation, express or implied, on behalf of the other Party, nor have the authority to represent itself as an agent, employee, or in any other capacity of the other Party.

14.	INDEMNIFICATION

14.1	Company agrees to indemnify Client and its Representatives (collectively, the “Client Indemnitees”) from and against any and all liability, loss, damage, cost, and expense, including reasonable attorneys’ fees and costs (collectively, “Losses”) they may suffer in connection with any claim or lawsuit brought by a third party arising from Company’s or an approved Subcontractor’s (a) performance of the Services, (b) negligence or willful misconduct, or (c) breach of this Agreement. Notwithstanding the foregoing, Company’s obligation to indemnify the Client Indemnitees will be proportionally reduced to the extent that such Losses fall within Client’ indemnification obligations under Section 14.2.

14.2	Client agrees to indemnify Company and its Representatives (collectively, the “Company Indemnitees”) from and against any and all Losses they may suffer in connection with any claim or lawsuit brought by a third party against them, arising from Client’s (a) use of the Deliverables, (b) negligence or willful misconduct, or (c) breach of this Agreement, or Losses suffered by Company Indemnitees in connection with a claim or lawsuit brought by a third party on the basis that the technical information, Materials, processes or know-how specifically provided by Client infringe any patent or other intellectual property rights of such third party. Notwithstanding the foregoing, Client’ obligation to indemnify the Company Indemnitees will be proportionally reduced to the extent that such Losses fall within Company’s indemnification obligations under Section 14.1.

15.	LIMITATION OF LIABILITY; INSURANCE

15.1	Company shall subscribe an insurance policy in an amount reasonably adequate to cover its obligations under this Agreement and any Work Order, including but not limited to public liability insurance and employer’s liability insurance.

15.2	Company shall maintain such insurance in effect throughout the term of this Agreement and provide Client upon request with a copy of the certificate of insurance.

15.3	Neither party shall be liable to the other party in connection with this Agreement for any indirect, consequential (including without limitation lost profits), incidental, special or punitive damages, except to the extent caused by the gross negligence or willful misconduct of that party.

16.	ASSIGNMENT
16.1	Company may not unilaterally assign or transfer any of the rights or obligations under this Agreement to a third party without the prior written consent of Client, except that Company without such consent can assign this Agreement and any of its rights or obligations hereunder to the Affiliate of Company. But Company will give Client a prior written notice, and Company shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates.

16.2	This Agreement shall inure to the benefit of and be binding upon each Party’s signatory hereto, its successors and permitted assignees. No assignment shall relieve either Party of the performance of any accrued obligation, which such Party may then have under this Agreement.

17.	ENTIRE AGREEMENT; AMENDMENTS
17.1	This Agreement together with any Work Order constitutes the entire Agreement between the Parties regarding the subject matter hereof. It supersedes all prior oral and written agreements, understandings, representations, and warranties between the Parties relating to the subject matters hereof.

17.2	This Agreement may not be amended except in writing signed by both Parties.
18.	GOVERNING LAW; DISPUTE RESOLUTION

18.1	This Agreement is governed by and should be construed and enforced in accordance with the law of Ontario, Canada without reference to choice-of-law principles.

18.2	All disputes in connection with this Agreement or the execution thereof shall be settled through friendly negotiations. In case no settlement can be reached through negotiations, the case should then be submitted for arbitration to China International Economic and Trade Arbitration Commission Shanghai Commission in accordance with its rules. The arbitration shall take place in Shanghai and the decision rendered by the said Commission shall be final and binding upon both parties. The arbitration fee shall be borne by the losing part.

19.	MISCELLANEOUS
19.1	Headings. The Section and Paragraph headings are for reference and convenience only and do not modify or limit the provisions of the Agreement.
19.2	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but altogether constitute one and the same instrument.
19.3	Force Majeure. Neither Party shall be responsible or liable for any delay or failure to perform or comply with the terms of this Agreement or Work Order if such delay or failure is due to an act of God or other occurrence beyond the reasonable control of either Party. Such occurrences include, but are not limited to, fire, explosion, acts of government, weather, civil unrest, or health reform legislation.

19.4	Waiver. No failure on the part of either Party to exercise and no delay in exercising any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of such right preclude any other further exercise or exercise of any other right.

19.5	Invalidity. In case one or more of the provisions of this Agreement is determined to be invalid, illegal, or unenforceable in any respect, such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, legal, or enforceable. If no such reformation is possible, then such provision shall be deemed omitted and the balance of the Agreement shall remain valid and enforceable.

19.6	Remedies. The right and remedies of the parties to this Agreement are cumulative and not alternative.

19.7	Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is delivered by hand or sent by overnight courier or registered or certified mail, postage prepaid, to the other Party at the address first given above or to such other addresses as the parties may direct in writing.

If to Client:

Address:	Aptorum Therapeutics Limited
17/F Guangdong Investment Tower, 148 Connaught Road Central Hong Kong
Attention:	Dr. Thomas Lee
Telephone:	(+852) 2117-6611
Fax:	(+852) 2850-7286
Email:	Thomas.lee@aptorumgroup.com

If to Company:

Address:	Covar Pharmaceuticals Incorporated

Attention:	Dr. Kwok Chow
Telephone:
Email:

19.8	Severability. If any section or provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the validity of other sections and provisions of this Agreement shall not be affected.

19.9	Obligations. Each Party agrees that it will conduct its obligations under this Agreement in compliance with all applicable laws and regulations.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers duly authorized as of the date stated above.

Aptorum Therapeutics Limited	Covar Pharmaceutical Incorporated

Name: Ian Huen	Name: Kwok Chow
Title: Director	Title: President
Date:	Date:

Schedule 1

List of Affiliates of Aptorum Therapeutics Limited

Videns Incorporation Limited

Acticule Life Sciences Limited

Nativus Life Sciences Limited

Scipio Life Sciences Limited

Claves Life Sciences Limited

Signate Life Sciences Limited

Aptorum Pharmaceutical Development limited

Schedule 2

List of Services

Program Management Services

●	Lead and support strategic planning to complete product development program including but not limited to Phase I (First Time in Humans (“FTIH”)) clinical study and, where possible, proof of concept clinical studies

●	Project Plan Development

o	High level strategic plan and timeline
o	Detailed plan, timeline and budget

●	Project Management

o	Set goals and define responsibilities of team members
o	Coordinate core project team meetings
o	Attend, coordinate and support functional project team meetings if required
o	Review and update of project plan and budget at regular intervals or as required
o	Follow up action items with team members
o	Risk assessment and mitigation strategies

●	Provide development services or support and identify outsourcing to service providers for services including, but not limited to:

o	Preclinical (non-clinical) toxicology studies
o	ADME
o	Functional ingredient sourcing/qualification/characterization/supplier site auditing
o	Excipient sourcing/qualification/characterization/supplier site auditing
o	Clinical trial batches (CTM batches) manufacturer
o	GLP/GMP testing laboratories
o	API synthesis route development and GMP manufacture
o	Clinical studies
o	Regulatory submission documents preparation and filing.

●	Evaluate service providers including preparation of “Request for Proposal” details, reference checks, auditing, evaluation of proposals, recommendations and contract negotiation.

●	Recruit experts to support the development program for strategic planning, protocol development, regulatory document preparation and filing, preclinical studies, material characterization and CMC development.

●	Management of contractors on behalf of Client.

Technical Services by Consultant or Contractors

●	Develop feasible, regulatory compliant manufacturing process for toxicology and clinical batches

●	Provide product development services including but not limited to analytical development, chemical development, pharmaceutical development, non-clinical development and clinical development at Covar, Client’s facility or designated sub-contractor sites.

Support Client to build and expand in-house capability.

Schedule 3

Sample Work Order Form (Non-Hourly Services)

This Work Order (“Work Order”) is entered into on ________________ (“WO Date”) , is made by and between __________________________ (“Client”) on the one hand, and Covar Pharmaceuticals Incorporated (“Company”) on the other hand, and upon execution by the parties will be automatically attached to and made a part of a Master Service Agreement dated May 16, 2019 between the Aptorum Therapeutics Limited and Company (the “MSA”) (a copy of the executed MSA is attached under Attachment I).

The parties hereby agree as follows:

1.	Work Order No.:

2.	Title:

3.	Services:

4.	Service fees:

Items	Service Fees

Total

5.	Disbursement and out-of-pocket expenses:

Items	Charges

Total

6.	Total payment:

7.	Payment schedule:

[ ] lump-sum payment: 100% of the Service Fees shall be paid in full within 30 days after the WO Date; or

[ ] installment payment: Service Fees shall be paid in the following installments:

Instalments	Amount	Payment date

8.	Deliverables:

9.	Materials (to be supplied by Sponsor):

10.	Work Order Commencement date (if different from the WO Date):

11.	Work Order Completion date:

12.	Project leader and team members at the Company:

Name: _____________________

Email: _____________________

Phone number: _____________________

13.	Client contact:

Name: _____________________

Email: _____________________

Phone number: _____________________

14.	Other:

THIS WORK ORDER AGREED TO AND ACCEPTED BY:

Aptorum Therapeutics Limited	Covar Pharmaceuticals Incorporated

Name: Ian Huen	Name:
Title: Chief Executive Officer	Title:
Date:	Date:

Schedule 4

Sample Work Order Form (Hourly-Basis Services)

This Work Order (“Work Order”) is entered into on ________________ (“WO Date”), is made by and between __________________________ (“Client”) on the one hand, and Covar Pharmaceuticals Incorporated (“Company”) on the other hand, and upon execution by the parties will be automatically attached to and made a part of a Master Service Agreement dated May 16, 2019 between the Aptorum Therapeutics Limited and Company (the “MSA”) (a copy of the executed MSA is attached under Attachment I).

The parties hereby agree as follows:

1.	Work Order No.:

2.	Title:

3.	Services:

4.	Total service fees:

Services (performed by)	Service Fees ($USD / hr x No. of hrs)

Total

5.	Payment schedule:

Company shall submit invoices to Client within ten (10) days after the end of each calendar month during the term of this Agreement. Client shall settle the invoice within thirty (30) days upon receipt of the invoice.

6.	Deliverables:

7.	Materials (to be supplied by Sponsor):

8.	Work Order Commencement date (if different from the WO Date):

9.	Work Order Completion date:

10.	Project leader and team members at the Company:

Name: _____________________

Email: _____________________

Phone number: _____________________

11.	Client contact:

Name: _____________________

Email: _____________________

Phone number: _____________________

12.	Other:

THIS WORK ORDER AGREED TO AND ACCEPTED BY:

Aptorum Therapeutics Limited	Covar Pharmaceuticals Incorporated

Name: Ian Huen	Name:
Title: Chief Executive Officer	Title:
Date:	Date:

Schedule 5

Hourly Rates of Personnel and Subcontractors